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Exhibit 10.7

STOCKHOLDER AGREEMENT

by and between

Spirit Finance Corporation

and

Spirit Finance Holdings, LLC

Dated as of October 15, 2003

i

ARTICLE V MISCELLANEOUS PROVISIONS
Section 5.01.	Survival of Covenants	5
Section 5.02.	Legend on Securities	5
Section 5.03.	Notices	5
Section 5.04.	Headings	5
Section 5.05.	Counterparts	5
Section 5.06.	Remedies; Severability	6
Section 5.07.	Entire Agreement	6
Section 5.08.	Adjustments	6
Section 5.09.	Law Governing	6
Section 5.10.	Successors and Assigns	6
EXHIBIT A COMPENSATION COMMITTEE DEFINED ANNUAL PERFORMANCE CRITERIA

ii

STOCKHOLDER AGREEMENT

        STOCKHOLDER AGREEMENT, dated as of October 15, 2003, by and between SPIRIT FINANCE CORPORATION, a Maryland corporation (the "Company"), and SPIRIT FINANCE HOLDINGS, LLC (the "Stockholder").

W I T N E S S E T H:

        WHEREAS, as of the date hereof, the Stockholder owns a total of 2,000,000 shares (the "Shares") of the Company's Common Stock (defined below);

        WHEREAS, the parties are willing to execute this Agreement and be bound by the provisions hereof; and

        WHEREAS, the Stockholder hereto desires to agree upon the terms on which the securities of the Company, now held by it, will be held and transferred.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
GENERAL

        Section 1.01. Construction of Terms.    As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires.

        Section 1.02. Defined Terms.    The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

        "2003 Offering" means the Company's 2003 offering of Common Stock anticipated to be conducted pursuant to Regulation D, Rule 144A and Regulation S.

        "Common Stock" means the Company's Common Stock, par value $.01 per share, and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split, reverse stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

        "Company" means Spirit Finance Corporation, a Maryland corporation and any successors thereto.

        "Compensation Committee" means the Compensation Committee of the Company's Board of Directors to be appointed following the 2003 Offering.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Person" means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

        "Qualified Public Offering" means the Company's first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock with respect to which the Company receives aggregate net proceeds attributable to sales for the account of the Company (before deduction of underwriting discounts and commissions) of not less than $100,000,000.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Transfer" means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. "Transferred" means the accomplishment of a Transfer, and "Transferee" means the recipient of a Transfer.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

        Section 2.01. Representations and Warranties of the Stockholder.    The Stockholder hereby represents, warrants and covenants to the Company and as follows: (a) the Stockholder has full authority and power under its articles of organization and operating agreement, or comparable document (if applicable) to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by such Stockholder of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Stockholder, or require such Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Stockholder is a party or by which the property of such Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Stockholder.

        Section 2.02. Representations and Warranties of the Company.    The Company hereby represents, warrants and covenants to the Stockholder as follows: (a) the Company has full corporate authority and power to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by the Company of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.

ARTICLE III
RESTRICTIONS ON TRANSFER; SHARE REPURCHASE;
REVERSE STOCK SPLIT

        Section 3.01. Restrictions on Transfer.    Following completion of the 2003 Offering, the Stockholder shall be entitled to Transfer up to 1,000,000 of the Shares covered hereby without restriction except as set forth in the charter of the Company or in accordance with the terms of the Shares and any applicable law. The Stockholder shall not sell, give, pledge, mortgage, permit to be taken by legal process, hypothecate or otherwise Transfer, encumber or dispose of 1,000,000 of the Shares covered hereby (such Shares, the "Restricted Shares"), except as provided in this Article III.

          (a)   Qualified Public Offering. The restrictions on transfer on 500,000 Restricted Shares shall immediately terminate upon the completion of a Qualified Public Offering before October 15, 2013.

          (b)   Performance Requirements. The restrictions on transfer on 500,000 Restricted Shares shall immediately terminate at a rate of 100,000 Restricted Shares per year each year at the end of each fiscal year if the Company meets the annual performance requirements as determined by the Compensation Committee. The annual performance requirements shall be determined by the Compensation Committee no later than January 31, 2004 and upon their determination, such annual performance requirements shall be set forth in Exhibit A hereto and become a binding part hereof with no further action or consideration by the Parties hereto.

        Section 3.02. Effect of Prohibited Transfers.    If any Transfer of Shares is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its stockholders for any purpose, and in the case of Restricted Shares, shall refuse to recognize any Transferee as one of its stockholders for any purpose.

        Section 3.03. Common Stock Repurchase.    The 1,000,000 Restricted Shares governed by Section 3.01 are subject to repurchase at $.01 per Restricted Share as follows:

          (a)   Qualified Public Offering. If the Company does not complete a Qualified Public Offering before October 15, 2013, the Company shall repurchase from the Stockholder, and the Stockholder shall sell to the Company, 500,000 Restricted Shares on October 16, 2013, or the next business day thereafter.

          (b)   Performance Criteria. If the Company does not meet the annual performance criteria as determined by the Compensation Committee set forth in Exhibit A, the Company will repurchase from the Stockholder, and the Stockholder shall sell to the Company, 100,000 Restricted Shares for each fiscal year that it does not meet, on a cumulative basis as set forth in Exhibit A, the specified criteria, up to a total of 500,000 Restricted Shares. The repurchase, if any, under this Section 3.03(b) shall occur on March 31, 2009, or the next business day thereafter.

        Section 3.04. Reverse Stock Split.    The Company and the Stockholder have agreed to cause the Company to effect a reverse stock split, if necessary, immediately before the closing of the 2003 Offering so that the number of Shares that the Stockholder will own immediately before the closing of the 2003 Offering will be no more than 4% of the Common Stock issued in the 2003 Offering.

ARTICLE IV
COVENANTS OF THE COMPANY

        The Company covenants and agrees with the Stockholder that:

        Section 4.01. Corporate Existence.    The Company shall maintain and cause each of its subsidiaries, if any, to maintain, their respective corporate existence.

        Section 4.02. Properties, Business Insurance.    The Company shall obtain and maintain and cause each of its subsidiaries, if any, to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

        Section 4.03. Directors and Officers' Insurance.    The Company shall, as promptly as practicable following the date hereof, obtain and maintain directors and officers' liability insurance coverage on terms satisfactory to the Directors with coverage limits per occurrence as are customary for a company similarly situated to the Company, covering, among other things, violations of federal or state securities laws. The Company shall use its reasonable best efforts prior to any initial public offering of the Company's stock to increase its directors' and officers' liability insurance to provide for limits at least as high as customarily covered by a public company of similar size and with similar operations, including coverage of claims under the Securities Act and the Exchange Act.

        Section 4.04. Bylaws.    The Company shall at all times maintain provisions in its Bylaws indemnifying all directors against liability and limiting all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Maryland.

        Section 4.05. Restrictive Agreements Prohibited.    Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms expressly restricts the Company's performance of this Agreement.

        Section 4.06. Compliance with Laws.    The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

        Section 4.07. Keeping of Records and Books of Account.    The Company shall keep, and cause each subsidiary, if any, to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

        Section 4.08. Prohibited Actions.    Without the prior written consent of the Stockholder, the Company shall not:

          (a)   make, or permit any subsidiary, if any, to make, any material change in the nature of its business as of the date hereof;

          (b)   permit any subsidiary of the Company to issue any stock, other than to the Company; or

          (c)   enter into any agreement to do any of the foregoing.

        Section 4.09. Compensation Committee Action.    The Company's Compensation Committee shall, as soon as reasonably practical after their election but in no event later than January 31, 2004, define the performance criteria to be set forth on Exhibit A hereto. The Compensation Committee shall consider the recommendations of the compensation consultants retained by the Company when determining the performance criteria, subject to their own independent discretion and review.

ARTICLE V
MISCELLANEOUS PROVISIONS

        Section 5.01. Survival of Covenants.    Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

        Section 5.02. Legend on Securities.    The Company and the Stockholder acknowledge and agree that in addition to any other legend on the certificates representing Shares held by the Stockholder, so long as Restricted Shares remains subject to the restrictions set forth in Section 3.01 hereof, substantially the following legend shall be typed on each certificate representing any Restricted Shares covered by this agreement:

        THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDER AGREEMENT, DATED AS OF OCTOBER 15, 2003, BETWEEN THE HOLDER AND THE COMPANY CONTAINING CERTAIN RESTRICTIONS ON TRANSFER, RIGHTS OF THE COMPANY TO REPURCHASE SHARES AND AN AGREEMENT TO EFFECTUATE A REVERSE STOCK SPLIT AS SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

        Section 5.03. Notices.    All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally; or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed, which if to the Company, shall be at Spirit Finance Corporation, 8910 East Raintree Drive, Suite 100, Scottsdale, AZ 85260, and if to the Stockholder, at the addresses set forth below such party's signature hereto, (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof; provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five days after mailing, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the earlier of the second business day after timely delivery to the courier or the day of actual delivery by the courier.

        Section 5.04. Headings.    The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

        Section 5.05. Counterparts.    This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

        Section 5.06. Remedies; Severability.    It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.

        In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

        Section 5.07. Entire Agreement.    This Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

        Section 5.08. Adjustments.    All references to share prices, numbers and amounts herein shall be equitably adjusted to reflect stock splits, reverse stock splits, recapitalizations and similar changes affecting the stock of the Company.

        Section 5.09. Law Governing.    This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland (without giving effect to principles of conflicts of law).

        Section 5.10. Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such successor. The rights of the Stockholder hereunder shall be assignable to Transferees of their Shares as contemplated herein.

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be duly executed as of the date first set forth above.

THE COMPANY:
SPIRIT FINANCE CORPORATION
By	/s/ CHRISTOPHER H. VOLK Christopher H. Volk President and Chief Operating Officer
STOCKHOLDER:
SPIRIT FINANCE HOLDINGS, LLC
By	/s/ MORTON H. FLEISCHER Morton H. Fleischer Chairman of the Board and Chief Executive Officer
ADDRESS
8910 East Raintree Drive, Suite 100 Scottsdale, Arizona 85260

EXHIBIT A

COMPENSATION COMMITTEE DEFINED ANNUAL PERFORMANCE CRITERIA

        The annual performance criteria for purposes of Section 3.01(b) and Section 3.03(b) shall be as follows:

        The Restricted Shares governed by such sections shall vest if (i) all conditions for vesting contained in the Agreement are satisfied and (ii) the Company meets any one of the following targets for the applicable vesting date:

        (a)   the Company's total return to shareholders increases by at least 110% of the increase in the Morgan Stanley REIT Index (Ticker: RMS) ("RMS");

        (b)   the Company's total return to shareholders is equal to at least the Company's prior year annualized dividend yield plus 1.0%; or

        (c)   the Company has an annual total return to shareholders of 10% for the year.

        For purposes of the first vesting date in Section 3.01(b), paragraphs (a) and (b) above shall not apply.

        The Company's dividend yield and total return to shareholders shall be calculated using a methodology consistent with those employed in the computation of the RMS or those employed or recommended by the Association for Investment Management and Research. The calculations shall be approved by an independent compensation consultant to the Company.

        In the event that the above annual performance criteria is exceeded on a vesting date, the amount of the total return to shareholders by which the criteria is exceeded may be carried forward and applied toward any of the vesting criteria for any one or more subsequent vesting dates. In the event that none of the above annual performance criteria are met on a vesting date, such Restricted Shares may still vest if on one or more succeeding vesting dates hereunder, the total return to shareholders for such succeeding vesting period or periods and the total return to shareholders for any performance criteria for the original vesting period which was not met are collectively met on a cumulative basis; provided, however, that no Restricted Shares governed by Section 3.01(b) that remain unvested hereunder following March 31, 2009 shall vest. Any Restricted Shares that remain unvested following March 31, 2009, and have not previously been repurchased by the Company, shall be repurchased by the Company within 30 days following March 31, 2009 in the manner prescribed in Section 3.03.

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STOCKHOLDER AGREEMENT by and between Spirit Finance Corporation and Spirit Finance Holdings, LLC